SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 12, 2014

LIFEPOINT HOSPITALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51251	20-1538254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 Powell Court, Suite 200 Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 372-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

1. Indenture and Senior Notes due 2021

On May 12, 2014 LifePoint Hospitals, Inc. (NASDAQ: LPNT) (the “Company”) issued $400,000,000 aggregate principal amount of its 5.5% senior notes due 2021 (the “Notes”), which mature on December 1, 2021, pursuant to an indenture, dated December 6, 2013, between the Company, the Guarantors (as defined therein) and Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). The Company previously issued $700 million in aggregate principal amount of its 5.5% senior notes due 2021 (the “Initial Notes”) on December 6, 2013. The Notes have the same terms (other than issue date and public offering price) as the Initial Notes.

The Notes are guaranteed by certain of the Company’s existing and future domestic subsidiaries and were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Company will pay interest on the Notes at a rate of 5.5% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2014.

The Company may redeem the Notes, in whole or part, at any time prior to December 1, 2016 at a price equal to 100% of the principal amount of the Notes redeemed plus an applicable “make whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. The Company may redeem the Notes, in whole or in part, at any time on or after December 1, 2016, at specified redemption prices plus accrued and unpaid interest, if any, to the date of redemption. At any time before December 1, 2016, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 105.500% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest; provided that: at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and such redemption occurs within 180 days of the date of the closing of any such qualified equity offering.

In the event of a Change of Control (as defined in the Indenture) the Company will be required to offer to repurchase all of the Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture contains covenants that limit the Company’s ability and the ability of Company’s restricted subsidiaries to, among other things: incur additional indebtedness, pay dividends or repurchase capital stock, make certain investments, create liens, enter into certain types of transactions with our affiliates and sell assets or consolidate or merge with or into other companies. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

The foregoing summary is qualified in its entirety by reference to the Indenture, which is incorporated herein by reference.

2. Registration Rights Agreement

In connection with the issuance of the Notes, the Company and the Guarantors entered into a registration rights agreement , dated as of May 12, 2014 (the “Registration Rights Agreement”) with Barclays Capital Inc. as representative of the several initial purchasers (the “Initial Purchasers”) in connection with the Notes, pursuant to the Indenture (as described above).

The Company has agreed to use commercially reasonable efforts to register with the SEC exchange notes having substantially identical terms as the Notes and will use commercially reasonable efforts to have an exchange offer registration statement declared effective, and cause such exchange offer to be completed no later than 360 calendar days after the original issue date of the Initial Notes. Under certain circumstances, the Company may be required to file a shelf registration statement with respect to the Notes.

If the Company fails to meet the conditions set forth in the Registration Rights Agreement, it has agreed to pay additional interest to the holders of the affected Notes under certain circumstances. Any references to “interest” herein shall include any additional interest due and payable pursuant to the registration rights agreement.

The foregoing summary is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of December 6, 2013, by and among LifePoint Hospitals, Inc., the Guarantors (as defined therein) and Bank of New York Mellon Trust Company, N.A. as trustee (including the Form of 5.5% Senior Note due 2021) (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 000-51251) filed on December 6, 2013).

4.2	Registration Rights Agreement, dated as of May 12, 2014, by and among LifePoint Hospitals, Inc., the Guarantors (as defined therein) and Barclays Capital Inc. as representative of the several initial purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HOSPITALS, INC.

By:	/s/ Michael S. Coggin
	Name:	Michael S. Coggin
	Title:	Senior Vice President and Chief Accounting Officer

Dated: May 13, 2014

4

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of December 6, 2013, by and among LifePoint Hospitals, Inc., the Guarantors (as defined therein) and Bank of New York Mellon Trust Company, N.A. as trustee (including the Form of 5.5% Senior Note due 2021) (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 000-51251) filed on December 6, 2013).

4.2	Registration Rights Agreement, dated as of May 12, 2014, by and among LifePoint Hospitals, Inc., the Guarantors (as defined therein) and Barclays Capital Inc. as representative of the several initial purchasers.